SHARE PURCHASE AGREEMENT

                                     between

                                   the Sellers
                                 represented by
                             EQT Scandinavia Limited

                                       and

                      United Pan-Europe Communications N.V.
                                  the Purchaser

                          concerning the acquisition of


                        NBS Nordic Broadband Services AB





                              MANNHEIMER SWARTLING


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                                TABLE OF CONTENTS


1. DEFINITIONS...............................................................2


2. SALE OF THE SHARES AND THE INSTRUMENTS....................................8


3.CLOSING     10


4. WARRANTIES AND REPRESENTATIONS OF THE SELLERS............................14


5. COMPENSATION AND LIMITATION OF SELLERS'LIABILITY.........................26


6. SETTLEMENT OF CLAIMS AND ESCROW ARRANGEMENT..............................35


7. WARRANTIES AND REPRESENTATIONS OF THE PURCHASER..........................38


8. INDEMNITY  41


9. CLOSING CONDITIONS.......................................................41


10. CO-INVESTMENT RIGHT AND NON-COMPETITION.................................43


11. CONFIDENTIALITY.........................................................44


12. NON-SOLICITATION........................................................45


13. MISCELLANEOUS...........................................................45


14. NOTICES   45


15. ASSIGNMENT..............................................................47


16. EXPENSES  47


17. WAIVER    47


18. PUBLICITY 48


19. SELLERS'PRIMARY AND SECONDARY LIABILITY, ATTORNEY IN FACT AND
    PROCESS AGENT...........................................................48


20. DISPUTES AND GOVERNING LAW..............................................49




                                LIST OF EXHIBITS

Exhibit      A                        Powers of Attorney
Exhibit      1.A                      Convertible Debenture Holders
Exhibit      1.B                      Data Room Index
Exhibit      1.C                      Financial Statements
Exhibit      1.D                      Management
Exhibit      1.E                      Material Contracts
Exhibit      1.F                      The Note
Exhibit      1.G                      Shareholders
Exhibit      1.H                      Subsidiaries
Exhibit      1.I                      Warrant Holders
Exhibit      3.2 (b)                  Guarantees
Exhibit      3.3 (e)                  Intra Group Debt
Exhibit      4.1.3                    Change of Control
Exhibit      4.1.5                    Encumbrances
Exhibit      4.1.7                    Rights to Shares
Exhibit      4.1.9                    Registration Certificates and Articles of
                                      Association
Exhibit      4.2.2                    Liabilities outside the Ordinary Course of
                                      Business
Exhibit      4.2.4                    Contingent Liabilities
Exhibit      4.4                      Insurance
Exhibit      4.5.1                    Intellectual Property
Exhibit      4.6.3                    Compliance with Law
Exhibit      4.7.1                    Litigation
Exhibit      4.8.5                    Collective Bargaining Agreements
Exhibit      4.8.6                    Pensions
Exhibit      4.8.7                    Compensation to Management
Exhibit      4.9.2                    Assets and Property
Exhibit      4.11.2                   Intra Group Arrangements
Exhibit      4.12                     Loans and Financial Facilities
Exhibit      4.13                     Year 2000 Compliance


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THIS AGREEMENT is made and entered into as of 9 July 1999

by and between

the Sellers, represented by EQT Scandinavia Limited, a company duly incorporated and organised under the laws of Guernsey, having its principal office in Guernsey, the Channel Islands (hereinafter referred to as "EQT"), as set forth in Exhibit A.

and

United Pan-Europe Communications N.V., a company duly incorporated and organised under the laws of the Netherlands, having its principal office in Amsterdam, (hereinafter referred to as the "Purchaser").


WITNESSETH

WHEREAS the Shareholders together hold all of the twenty-two million seven hundred thousand (22,700,000) issued and outstanding shares, divided into twenty-two million one hundred and fifteen thousand nine hundred and eighty-three (22,115,983) class A shares and five hundred and eighty-four thousand seventeen (584,017) class B shares, with a par value of SEK 1.00 per share, in NBS Nordic Broadband Services AB, Reg. no. 556536-1598, a company duly incorporated and organised under the laws of Sweden, having its principal office in Stockholm (hereinafter referred to as the "Company");

WHEREAS the Convertible Debenture Holders hold the Convertible Debentures, as defined, and the Warrant Holders hold the Warrants, as defined, and whereas StjarnTVnatet AB, Reg. no. 556497-8210, a company duly incorporated and organised under the laws of Sweden and a wholly-owned subsidiary of the Company, for the purpose of transferring them to future managers and employees of the Group Members, holds a number of subordinated convertible debt instruments and debt instruments with detachable warrants, representing the remaining part of such instruments issued by the Company;

WHEREAS the Shareholders, considering an initial public offering of all class A shares in the Company, have drawn up the Management Presentation and the Preliminary Offering Circular, as defined, concerning the Company, both of which have been provided to the Purchaser; and

WHEREAS the Sellers have offered to sell their respective shares, convertible debt instruments and warrants in the Company to the Purchaser and the Purchaser desires to purchase the Sellers' respective shares, convertible debt instruments and warrants.

NOW THEREFORE

In consideration of the mutual covenants and undertakings set forth herein and in the Exhibits hereto, the parties agree as follows:

1.       DEFINITIONS

In this Agreement, the following terms and expressions shall have the following meanings:

"AEX" shall mean AEX Effectenbeurs N.V. of Amsterdam Exchanges N.V., the Amsterdam stock exchange.

"Agreement"   shall mean this Share Purchase Agreement by and between the
              Sellers and the Purchaser including all Exhibits hereto, each of which constitutes an integral part of this Agreement, as it may be amended from time to time.

"Agreement    Date" shall mean the date on which this Agreement is signed by the
              Sellers, represented by EQT, and the Purchaser.

"Balance Sheet Date" shall mean December 31, 1998.

"Business     Day" shall mean any day when banks are open for general banking business in Stockholm and in Amsterdam.

"Closing"     shall mean the completion of the sale and purchase of the Shares and the Instruments in accordance with the provisions of this Agreement.

"Closing Date" shall mean 30 July 1999, such other later date as specifically agreed between the parties or three (3) days after the day that UPC has raised sufficient financial means to effect the Closing, provided that the Closing Date shall occur on 30 September 1999 at the latest.

"Connected    Home" shall mean each household or enterprise connected to any of the networks for cable based services of StjarnTVnatet AB or Stockholms Kabel TV AB.

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"Convertible  Debentures" shall mean the subordinated convertible debt instruments held by the Convertible Debenture Holders at the Closing, giving a right to obtain a total of two hundred and ninety thousand five hundred (290,500) class A shares in the Company. The Convertible Debentures together with the convertible debt instruments held by StjarnTVnatet AB equal 100 per cent of the issued and outstanding convertible debt instruments in the Company.

"Convertible  Debenture Holders" shall mean the holders of the Convertible
              Debentures, as listed in Exhibit 1.A.

"Data Room" shall mean a data room containing information on the Company and its Subsidiaries, as listed in the Data Room Index, which room was available to the Purchaser and its advisers during the period of 22 May through 26 May 1999 at the offices of Mannheimer Swartling Advokatbyra in Stockholm, Sweden.

"Data Room Index" shall mean the list of documents available in the Data Room, attached hereto as Exhibit 1.B.

"Escrow Account" shall have the meaning given in Section 2.4 (ii).

"Escrow Agent" shall mean the third party appointed by EQT and the Purchaser prior to the Closing to hold the Escrow Account.

"Escrow Agreement" shall have the meaning given in Section 2.4 (ii).

"Exhibits"    shall mean the attachments to this Agreement designated as such and incorporated into this Agreement by reference.

"Financial    Statements" shall mean the consolidated audited balance sheet and profit and loss account of the Company and its subsidiaries as of the Balance Sheet Date, attached hereto as Exhibit 1.C.

"GAAP" shall mean the generally accepted accounting principles applied in
              Sweden.

"Group" shall mean the Company and the Subsidiaries collectively.

"Group Member" shall mean the Company and each of the Subsidiaries collectively and/or individually, as the case may be.

"Instruments" shall mean the Warrants and Convertible Debentures collectively or any Warrant or Convertible Debenture individually, as the case may be. For the avoidance of any doubt, the Instruments shall not include the subordinated convertible debt instruments and the debt instruments with detachable warrants held by StjarnTVnatet AB as of the Closing.

"Intellectual Property" shall mean patents, trademarks, registered designs, applications for any of the foregoing, copyrights and registerable business names and any similar rights in any country and all rights under licences and consents in relation to any of the foregoing.

"Issuer" shall mean United Pan-Europe Communications N.V., which company will issue the Note to EQT on the Closing Date.

"Know-How"    shall mean inventions, customer lists and other information related to customers and any other information which is kept confidential by any Group Member.

"Lock-up Period" shall mean the period of six (6) months following Conversion (as defined in the Note), during which EQT is not entitled to dispose of the LV Shares acquired through the Conversion.

"LV Shares" shall mean the common low-voting shares with a nominal value of EUR 0.02 in the outstanding share capital of the Issuer.

"Management" shall mean the individuals listed in Exhibit 1.D.

"Management   Presentation" shall mean the management presentation of the
              Company as prepared by the management of StjarnTVnatet AB, dated
              28 April 1999, a copy of which the Purchaser has been provided with prior to the signing of this Agreement.

"Material     Contracts" shall mean the agreements listed in Exhibit 1.E to which a Group Member is a party.

"Net Debt" shall mean all consolidated interest-bearing debt less all consolidated cash and cash equivalents of the Company and the Subsidiaries on 30 July 1999.

"Note" shall mean the USD 100 million Unsecured Subordinated Convertible Loan Note to be issued by the Issuer to EQT as part payment of the Purchase Price, in the form attached hereto as Exhibit 1.F.

"Preliminary  Offering Circular" shall mean the preliminary offering circular prepared by the board of directors of the Company, dated 27 May 1999, for the purpose of an initial public offering of the Company's class A shares, a copy of which the Purchaser has been provided with prior to the signing of this Agreement.

"Property     Owner" shall mean each owner of a building to which StjarnTVnatet
              AB or Stockholms Kabel TV AB provides cable based services.

"Purchase Price" shall have the meaning given in Section 2.4.

"Sellers"     shall mean the Shareholders, the Warrant Holders and the
              Convertible Debenture Holders collectively.

"Shareholders" shall mean the holders of the Shares, as listed in Exhibit 1.G.

"Shares" shall mean the twenty-two million seven hundred thousand (22,700,000) shares in the Company, divided into twenty-two million one hundred and fifteen thousand nine hundred and eighty-three (22,115,983) class A shares and five hundred and eighty-four thousand seventeen (584,017) class B shares with a par value of SEK 1.00 per share, held by the Shareholders and equalling 100 per cent of the total issued and outstanding shares in the Company as of the Closing Date.

"Subscriber"  shall mean a customer of StjarnTVnatet AB or Stockholms Kabel TV
              AB, who is authorised to receive cable-TV services other than "must carry"-channels.

"Subsidiary"  shall mean each of the companies wholly owned, directly or indirectly, by the Company as listed in Exhibit 1.H.

"Tax" shall mean income tax, corporate tax, capital gains tax, securities transfer tax, value added tax, social securities fees, salary tax, sales tax and capital duty tax and all other forms of income, employment, capital and sales or other tax and all penalties, charges and interest relating to any of the foregoing.

"Warrants"    shall mean the debt instruments with detachable warrants held by the Warrant Holders at the Closing, giving a right to subscribe for a total of three million five hundred and forty-one thousand
              (3,541,000) class A shares in the Company, divided into Class I warrants representing one million six hundred and fifty thousand five hundred (1,650,500) class A shares and Class II warrants representing one million eight hundred and ninety thousand five hundred (1,890,500) class A shares in the Company. The Warrants together with the debt instruments with detachable warrants held by StjarnTVnatet AB equal 100 per cent of the issued and outstanding warrants in the Company.

"Warrant Holders" shall mean the holders of the Warrants, as listed in Exhibit
                  1.I.

SALE OF THE SHARES and the instruments

2.1 Upon the terms and subject to the conditions set forth in this Agreement, each Shareholder hereby sells the number of Shares set forth opposite its name in Exhibit 1.G hereto, free and clear of all liens, claims, charges or encumbrances of any kind, together with all rights attached and accruing thereto to the Purchaser and the Purchaser agrees to purchase the Shares from the Shareholders on the Closing Date.

2.2 Upon the terms and subject to the conditions set forth in this Agreement, each Warrant Holder hereby sells the number of Warrants set forth opposite its name in Exhibit 1.I hereto, free and clear of all liens, claims, charges or encumbrances of any kind, together with all rights attached and accruing thereto to the Purchaser and the Purchaser agrees to purchase the Warrants from the Warrant Holders on the Closing Date.

2.3 Upon the terms and subject to the conditions set forth in this Agreement, each Convertible Debenture Holder hereby sells the number of Convertible Debentures set forth opposite its name in
              Exhibit 1.A hereto, free and clear of all liens, claims, charges or encumbrances of any kind, together with all rights attached and accruing thereto to the Purchaser and the Purchaser agrees to purchase the Convertible Debentures from the Convertible Debenture Holders on the Closing Date.

2.4 In consideration for the Shares and the Instruments, the Purchaser shall pay a total of USD 447 million less the Net Debt (the

              "Purchase Price"), of which amount USD 347 million less the Net Debt shall be paid in cash and the remainder in the form of the Note as follows:

(i) The amount payable in cash shall be paid by the Purchaser before 10.00 a.m. Stockholm time on the Closing Date by wire transfer of immediately available funds to a bank account designated by EQT; and

(ii) The Note in the amount of USD 100 million issued to EQT shall on the Closing Date be delivered by the Issuer to a separate interest earning account in the name of EQT (the "Escrow Account"), to be held by the Escrow Agent pursuant to the escrow agreement to be entered into by the Sellers, represented by EQT, and the Purchaser prior to the Closing, which agreement shall implement the terms and conditions of Section 6 (the "Escrow Agreement").

2.5 In order to determine the amount payable on the Closing Date in cash in accordance with Section 2.4 (ii), the amount of USD 347 million shall be reduced by the amount of the Net Debt. For purposes of determining the value of the Net Debt in USD, the buying rate of USD for SEK of SE-Banken at 11 a.m. on 30 July 1999 shall be applied. If the Net Debt and/or the buying rate are not known at the Closing, then the latest available information shall be applied and an adjustment made as soon as the required information is available.

2.6 Interest at the annual rate of 8 per cent, calculated on the basis of a year of 365 days, shall be paid on the Purchase Price from 30 July 1999 or, provided that the Closing Date is not postponed due to the acts or omissions, including the lack of financing, of the Purchaser, from such later date as mutually agreed between the parties to be the new Closing Date, if the Closing is delayed beyond such date due to the acts or omissions, including the lack of financing, of the Purchaser. Any interest due hereunder, shall at the Closing be paid to the Sellers by means of an unsecured subordinated convertible loan note issued by the Issuer to EQT on the same terms and conditions, except as to the amount, as the Note. Provided that the Closing is not postponed beyond 30 September 1999, interest on the Purchase Price according to the above shall be the Sellers sole remedy if the Closing is postponed due to the acts or omissions, including the lack of financing, of the Purchaser.

3.       CLOSING

3.1 Closing shall take place on the Closing Date at the offices of Mannheimer Swartling Advokatbyra, Stockholm.

3.2      At the Closing the Purchaser shall:

(a) against delivery by the Sellers of the documents set forth in Section 3.3, pay to the Sellers the amount payable in cash in accordance with Section 2.4 (i) and deliver the Note issued by the Issuer to the Escrow Agent pursuant to Section 2.4 (ii);

(b) deliver to EQT proof that the guarantees given by EQT for the benefit of the Company or any of the Subsidiaries, as listed in Exhibit 3.2 (b), have been released and settled effective as of the Closing Date in accordance with Section 9.2.2. Any and all costs, charges or fees to obtain such release and settlement shall be borne by the Purchaser;

(c) deliver to EQT the legal opinion on the Note referred to in Section 9.2.3.

(d) deliver to EQT the legal opinion on the due authorisation of the Purchaser referred to in Section 9.2.4.

(e) deliver to the Sellers all certificates and other documents required to be delivered by the Purchaser under this Agreement and such further documents as the Sellers may reasonably require in connection with the Closing, provided that the Purchaser has been notified of such a request not later than 10 days before the Closing Date; and

              immediately following the Closing, cause an extra ordinary general shareholder's meeting of the Company and the Subsidiaries to be held in order to appoint new directors of the Board of Directors of the Company and the Subsidiaries in replacement of those appointed by the Sellers who resign at the Closing.

3.3      At the Closing the Sellers shall:

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

(a) instruct the account operating institutions, which operate Sellers' securities accounts (Sw. avstamningskonton) on which the Shares and the Instruments are registered, to cause the Shares and the Instruments to be transferred to the Purchaser's securities account;

(b) deliver to the Purchaser a copy of the share register (Sw: aktieboken) of the Company;

(c) deliver to the Purchaser all available certificates of floating charges on the assets of any Group Member;

(d) have caused all members of the Board of Directors of the Company and the Subsidiaries (including deputies), which have been nominated by the Shareholders, to deliver resignation letters at the Closing pursuant to which they resign as members of the Board of Directors and waive all claims in relation to the Company other than ordinary compensation for services rendered to that date;

(e) deliver to the Purchaser evidence that all intra group debt between the Sellers or EQT, as the case may be, on the one hand and the Company or any of the Subsidiaries on the other, as listed in Exhibit 3.3 (e), has been released and settled effective as of the Closing Date. Any and all costs, charges or fees to obtain such release and settlement shall be borne by the Sellers;

(f) deliver to the Purchaser a letter signed by Investor AB regarding co-investment and non-competition; and

(g) deliver to the Purchaser all certificates and other documents required to be delivered by the Sellers under this Agreement and such further documents as the Purchaser may reasonably require in connection with the Closing, provided that EQT has been notified of such a request not later than 10 days before the Closing Date.

3.4 The Purchaser shall procure that the retiring board members and deputies as well as the managing directors of each of the Group Members shall be discharged from liability at the respective following Ordinary General Shareholders' Meeting, provided that the statutory auditor(s) of the respective Group Member shall so recommend.

              No legal action shall be taken against any of the retiring board members, deputies or managing directors on account of any act or omission made or omitted by any of them during their term of office, save for acts or omissions made by any of them wilfully or through negligence, which acts or omissions have caused a Group Member to suffer damage.

3.5 If Closing has not occurred by 30 September 1999, due to the non-fulfilment of any of the conditions described in Section 9 below, this Agreement shall, upon the expiry of said period, and provided that the parties do not agree otherwise in writing, terminate and become null and void without any party having any liability towards the other, provided, however, that if the Closing has not duly occurred by reason of the Purchaser's breach of any of its obligations hereunder or the Sellers' breach of any of their obligations hereunder, the non-defaulting party may terminate the Agreement and such termination shall be without prejudice to the rights of the non-defaulting party in its discretion to obtain any other available remedies, such as damages and specific performance.

3.6 If Closing does not occur according to the above, each party will:

(i) redeliver all documents, work papers, data files and other materials of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same; and

(ii) destroy all documents, work papers, data files and other materials developed by its auditors, advisers, agents and employees in connection with the transactions contemplated hereby which embody proprietary information or trade secrets furnished by any party hereto or deliver such documents, work papers and other materials to the party furnishing the information.

              All information provided to any party hereto with respect to the business of the other party or any of its subsidiaries, has been provided solely for the purpose of consummating the transaction contemplated herein and, in the event Closing does not occur, such information shall not at any time be used for any other purpose whatsoever and shall not be disclosed by such party to any third

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

              person to the detriment of the party furnishing such information or any of its subsidiaries or affiliates.

4.       WARRANTIES AND REPRESENTATIONS OF THE SELLERS

              Each of the Sellers hereby represents and warrants to the Purchaser on the date hereof and on the Closing Date that:

4.1      Corporate

4.1.1 The Purchaser will acquire good and legal title to the Shares and the Instruments subject to no liens, encumbrances or rights of third parties of any kind.

4.1.2 EQT is a corporation duly organised and validly existing under the laws of Guernsey. This Agreement has been duly authorised and approved by all required corporate action of EQT. EQT has, and will have, the corporate power and authority to make, execute, deliver and perform all of the Sellers' obligations under this Agreement on its own behalf and on behalf of each other Seller. This Agreement constitutes and will constitute a legal, valid and binding obligation of EQT and the other Sellers, enforceable against them in accordance with its terms.

4.1.3         The execution of, and the performance by the Sellers of their obligations under this Agreement (i) will comply with all relevant laws and regulations, (ii) will not require, conflict with or result in a breach of any registration, licence, consent or approval of any governmental or regulatory authority or third party, (iii) will not conflict with or result in a breach of any provisions of any agreement, instrument, judgement or order to which the Company or any of the Subsidiaries is a party, or by which any Group Member is bound, or of their respective Articles of Associations or equivalent constituent documents, and (iv) except as set forth in Exhibit 4.1.3, will not entitle the other party to any Material Contract, by which any Group Member is bound, to terminate such agreement.

4.1.4 The Shares constitute the entire issued capital stock of the Company. The Shares are legally and validly issued and fully paid and not subject to any pre-emptive rights.

4.1.5 Except as set forth in Exhibit 4.1.5, the Company owns the entire issued capital stock of each of the Subsidiaries, directly or indirectly, free and clear of any lien, encumbrance or other restriction whatsoever.

4.1.6 None of the Company and the Subsidiaries owns, directly or indirectly, any share capital or other equity or ownership or proprietary interest in any corporation, partnership, association, joint venture or other entity, except in another Group Member.

4.1.7 Except for the Instruments and as set forth in Exhibit 4.1.7, there are no outstanding subscriptions, options or similar rights relating to the Shares in the Company or the shares in the Subsidiaries and no securities giving a right to conversion into, or any agreement or arrangement which accords to any person the right to acquire, shares in any of the Group Members.

4.1.8 Each of the Group Members is duly incorporated and validly existing under their respective laws of jurisdiction of domicile and each has the corporate power and all necessary licences, permits and authorisations to own its property and to carry on its business as presently conducted.

4.1.9 The Registration Certificates and Articles of Association included in Exhibit 4.1.9 hereto reflect the present status of the Group Members.

4.1.10 The shareholder registers and all minutes from shareholders' meetings and board meetings of each of the Group Members have been properly kept and are in the possession of each respective company and contain accurate records in all respects of the matters which should by law be addressed in such shareholder registers and minutes.

4.1.11 The Group Members are the only entities, which directly, indirectly or through subcontractors conduct the business of the Group as described in the Preliminary Offering Circular.

4.1.12 Since 1 January 1995, no Group Member has transferred shares, other interests in or the entire or a substantial part of the assets of any subsidiary previously or still owned by such company under which transactions a Group Member as of the Closing Date is bound by any representations or warranties with respect to such shares, interests or assets against a third party.

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


4.2      Financial

4.2.1 The Financial Statements have been made in conformity with applicable law and GAAP for each Group Member. The Financial Statements state all liabilities which are required to be stated by applicable law and GAAP.

4.2.2 Except as set forth in the Management Presentation, in the Preliminary Offering Circular and in Exhibit 4.2.2, the Group Members' activities during the period from the Balance Sheet Date to the Agreement Date have been conducted, and from the Agreement Date to the Closing Date will be conducted, in accordance with the ordinary course of business with a view to maintaining each of their respective businesses as a going concern and there has not occurred or arisen since the Balance Sheet Date, or will not occur until the Closing Date, with respect to any of the Group Members:

(i)           any material adverse change in the operation of its business;

(ii) any material obligations, commitments or liabilities, liquidated or unliquidated, contingent or otherwise, whether for Tax or otherwise, except obligations, commitments and liabilities arising in the ordinary course of business;

(iii)         any change of accounting methods, principles or practices;

(iv) any increase in the rates of compensation (including bonuses) payable or to become payable to any officer, employee or consultant other than increases in the ordinary course of business, or acceleration in the rate at which any such compensation accrues;

(v)           any payment of management fees;

(vi) any declaration or payment of dividends or interim dividends or any other payment or distribution of any property, including any sales at an undervalue and any purchases at an overvalue in relation to any of the respective Group Members' shareholders, other than as reflected in the Financial Statements; or

(vii) any transactions other than in the ordinary course of business and on arm's length conditions; and

(viii)        no Group Member has agreed or arranged to do any of the foregoing.

              For purposes of the foregoing, "material" shall mean a financial effect of SEK five (5) million or more.

4.2.3 The accounting books and records of each of the Group Members have been maintained in accordance with applicable laws and GAAP and are up-to-date.

4.2.4 Except as set forth in Exhibit 4.2.4, no Group Member will have any material contingent liabilities (Sw. villkorad forpliktelse) of any kind as of the Closing date towards a party other than another Group Member, including but not limited to any conditional shareholders' contributions.

4.2.5 To the reasonable commercial knowledge of the Sellers there is no fact or event relating to the potential loss of the benefit of any relationship with any suppliers or customers which loss would have a material adverse effect on the business of the Company or any Subsidiary. For purposes hereof "material adverse effect" shall mean a loss of no less than SEK 5 million.

4.2.6 As of 1 June 1999, the number of Connected Homes was not less than 240,000 and there has not as of the Agreement Date been, or will not prior to the Closing Date be, any material adverse change in that number. For purposes of the foregoing, "material adverse change" shall mean that the actual number of Connected Homes is inferior to 240,000 by more than two (2) per cent. As of 30 June 1999, the number of Subscribers was 137,000.

4.3
Tax and other charges

4.3.1 All necessary Tax and other returns and reports required to be filed prior to the Closing Date by the Group Members are complete and accurate and have been properly filed with appropriate authorities.

4.3.2 All Tax assessed or due by any of the Group Members on or before the Closing Date has, where applicable, been fully paid or an adequate reserve or provision therefore has been set up in the books. There have not since 1 January 1993 been any circumstances, and there will prior to Closing be no circumstances, which will result in the imposition of any additional Tax on any Group Member, including without limitation any liability for social security charges resulting from the issuance of the Convertible Debentures and the Warrants to employees.

4.3.3 Except as provided for in the Financial Statements and with the reservation set forth in Exhibit 4.3.2, all amounts due and payable by the Group Members as of the Closing for the purpose of social security, insurance, pensions and the like have been duly and punctually paid and all amounts required to be deducted from monies paid to its employees for the purpose of social security, insurance, pensions and the like have been deducted and have been accounted for to the appropriate authority or person.

4.3.4 As of the Agreement Date, there are no Tax audits pending with respect to any Group Member.

4.4      Insurances

              The assets of the Group Members are insured under the insurance policies listed in Exhibit 4.4. The insurance coverage pursuant to said policies will be maintained until the Closing Date.

4.5      Intellectual Property and Know-How

4.5.1 All Intellectual Property which is currently used in the business of the Group Members, as listed in Exhibit 4.5.1, is owned by or licensed to the Group Members and is not subject to any liens or encumbrances.

4.5.2 No Group Member has as of the Agreement Date received any notice of any infringement by any third party of any Intellectual Property owned by or licensed to any Group Member.

4.5.3 The registrations of all registered Intellectual Property are in force and the renewal fees for all such registrations have heretofore been paid.

4.5.4 To the best of Sellers' knowledge, the use by the Group Members of the Intellectual Property and Know-How and the conduct of their business until Closing shall not have constituted an infringement of the intellectual property rights of third parties.

4.5.5 No Group Member is in breach of any licence or other agreement relating to Intellectual Property or Know-How.

4.6
Compliance

4.6.1 All necessary licences, consents, permits and authorisations have been obtained by the Group Members to carry on their businesses in the places and in the manner in which such businesses are now conducted and all such licences, consents, permits and authorisations are valid and subsisting and have been complied with in all material respects.

4.6.2 No circumstances have as of the Agreement Date occurred which result in or may result in any material limitation or restriction in the conduct of the present activities of the Group, with respect to licences, consents, permits or authorisations obtained.

4.6.3 Each Group Member has, with the reservations set forth in Exhibit 4.6.3, complied in all material respects with applicable laws in the conduct of the business of such Group Member.

4.7      Litigation and investigations

4.7.1 Except as disclosed in Exhibit 4.7.1, the Group Members are not as of the Agreement Date involved in, or to the best of Sellers' knowledge, under the threat of any litigation, arbitration proceedings in any court or tribunal, Tax proceedings or administrative proceedings or any other actions, suits, claims, proceedings or investigations affecting their businesses or assets, and Sellers are not aware of any claims or circumstances likely to give rise to the same.

4.7.2 To the best of the Sellers' knowledge, no investigation or inquiry is as of the Agreement Date being or has been conducted since and including 1996 by any governmental, fiscal, regulatory or other body in respect of the affairs of any Group Member, and no such investigation is pending, threatened or expected.

4.8      Employees

4.8.1 Each Group Member employs, or has by other means contracted, all persons necessary for it to carry on its business as conducted on the Agreement Date.

4.8.2 There is as of the Agreement Date no dispute between any of the Group Members and any employee or former employee, trade union, local or national, pending or, to the best of Sellers' knowledge, threatened.

4.8.3 The consummation of the transaction contemplated by this Agreement will not (i) entitle any employee of any Group Member to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting of, or increase the amount of compensation due to any such employee, or (iii) entitle any employee to terminate or shorten his or her employment.

4.8.4 All employment contracts of the Group Members in respect of their ordinary employees contain terms and conditions normal for the particular line of business.

4.8.5 All collective bargaining agreements in force on the Agreement Date in respect of any of the Group Members are listed in Exhibit 4.8.5.

4.8.6 Except as set forth in Exhibit 4.8.6, no Group Member is liable to pay any pension to any present or former employee, except the payment of premiums for pension insurance under the ITP Plan.

4.8.7 Except as set forth in Exhibit 4.8.7, neither the Company nor any of the Subsidiaries has any contractual or other obligation to pay a pension, a payment in lieu of notice or any compensation or damages, whether to any person or trade unions, as a consequence of labour disputes or for loss of office to any President, Director or employee or former President, Director or employee or to any other person.

4.8.8 As of signing, no management member of any Group Member has given notice of termination of his/her employment.

4.9      Assets and property

4.9.1 All assets, properties and rights, whether or not recorded in the books of the Group Members, that are presently owned by the Group Members and being used in the business of the Group Members, are included in the transfer to the Purchaser under the terms of this Agreement.

4.9.2 Except as set forth in Exhibit 4.9.2, each Group Member is the owner of each of such assets referred to in Section 4.9.1, including the assets that are reflected in the Financial Statements, plus any assets acquired since the Balance Sheet Date and less any assets disposed of since that date in the normal course of business, and has good and marketable title to all of such assets, free and clear of any lien or other encumbrance (including retention of title clauses) in respect of assets acquired in its ordinary course of business. All floating charges on the assets of the Group Members are listed in Exhibit 4.9.2 and no such floating charge is currently pledged.

4.9.3 Each Group Member owns or leases all assets necessary for it to carry on its business as presently conducted and such assets are in good working order, fully maintained and serviced on a timely basis, ordinary wear and tear excepted.

4.9.4 No Group Member is subject to any obligation to purchase any Euroboxes.

4.10     Agreements

4.10.1 The Group Members are not bound by any agreement or undertaking which is not made in connection with its business or which has been made on non-commercial terms. The Group Members have fulfilled all material obligations under such agreements.

4.10.2 There are no other material contracts than those listed in Exhibit 1.E. The Material Contracts are in full force and effect and the Group Members have, to the best of Sellers' knowledge, fulfilled all material obligations under such agreements. No Group Member has entered into any agreement whereby such Group Member has granted any third party a licence or other exclusive right to provide portal or telephony services. For purposes hereof, "material contract" shall mean all agreements with an expenditure of more than SEK one (1) million during a period of twelve (12) consecutive months.

4.11     Relationship with the Sellers

4.11.1 As of Closing, no Seller shall have any claim of any kind against any Group Member except (as the case may be) for any agreed remuneration in his or her capacity of employee or director in the Group Member, and vice versa.

4.11.2 Except as set forth in Exhibit 4.11.2 and except for such ordinary arrangements, liabilities and obligations, which have been made or incurred by any of the Sellers in their capacity as employee or director of any Group Member, there exist no agreements or arrangements between any Group Member on the one hand and the Sellers on the other hand, no liabilities and obligations (contingent or otherwise) owed by any Group Member in respect of the Sellers and no guarantees or similar commitments issued by any Group Member for obligations owed by any of the Sellers.

4.11.3 No payments of any kind, including but not limited to dividends and management charges, have been made by any Group Member to the Sellers after the Balance Sheet Date, or will be made prior to the Closing Date, save for payments under contracts or arrangements made on normal commercial conditions in the ordinary course and thus on arm's length basis.

4.12     Loans and other financial facilities

              Except as set forth in Exhibit 4.12, as of the Closing there is no event which will give, or after notice or lapse of time (or both) would give, any third party the right to call for repayment from any Group Member prior to normal maturity of any loan or other financial instrument.

4.13     Year 2000 Compliance

              The Group Members have, after due investigation and inquiry, used all reasonable commercial efforts to ensure Year 2000 Compliance (as defined below) of all internal computer systems, computer software or technology that are material to the business, finances or operations of the Company and the Subsidiaries (collectively, "Material Systems"), except in the functional areas described in
              Exhibit 4.13. Year 2000 Compliance shall mean that the Material Systems are (i) able to receive, record, store, process, calculate, manipulate and output dates from and after 4 September 1999, time periods which include the Relevant Dates and information that is dependent on or relates to such dates or time periods, in the same manner and with the same accuracy, functionality, data integrity and performance as when dates and time periods prior to 4 September 1999 are involved, and (ii) able to store and output date information in a manner which is unambiguous as to century. The "Relevant Dates" shall mean 4 and 9 September and 31 December 1999, 1 January, 28 and 29 February, 1 March, 31 December 2000 and 1 January 2001.

5.       COMPENSATION AND LIMITATION OF SELLERS' LIABILITY

5.1 Subject to the provisions of this Section 5, the Sellers shall compensate the Purchaser on a USD for USD basis for any losses or costs incurred or suffered as a consequence of misrepresentation or breach of any of the Sellers' representations and warranties in this Agreement, including without limitation reasonable attorney's fees, costs of investigation and amounts paid in settlement of third party claims. The Purchaser's sole remedy in the event of any misrepresentation or breach of warranty or representation shall be reduction of the Purchase Price.

5.2 Any warranty or representation qualified by the expression "to the best of Sellers' knowledge", "Sellers are not aware" or any similar expression shall mean that such warranty or representation is made after due and careful enquiry with the Management and shall be deemed to cover such knowledge as those officers of Sellers who have the task to prepare the transaction regulated by this Agreement had at the date of the execution of this Agreement.

5.3 Subject to the above overriding limitations the Purchaser shall in no event be entitled to be compensated by an amount exceeding:

(i) 25 per cent of the Purchase Price for claims raised during the twelve (12) month period immediately following the Closing Date, provided that the market value of EQT's LV Shares, where applicable, is not less than 25 per cent of the Purchase Price (the "Initial Cap");

(ii) an amount corresponding to the market value of EQT's LV Shares, where applicable, for claims raised during the twelve (12) month period immediately following the Closing Date, if the market value of EQT's LV Shares is less than 25 per cent but more than 18.75 per cent of the Purchase Price (the "First Step-Down Cap");

(iii) 18.75 per cent of the Purchase Price for claims raised during the twelve (12) month period immediately following the Closing Date, if the market value of EQT's LV Shares, where applicable, is less than 18.75 per cent of the Purchase Price (the "Second Step-Down Cap");

(iv) 6.25 per cent of the Purchase Price for claims raised after the expiry of the twelve (12) month period immediately following the Closing Date, whether or not raised during the Lock-up Period (the "Final Cap").

              For purposes of this Section 5.3, the market value of EQT's LV Shares shall be calculated as the average of the closing share price of those shares as listed on the AEX or any other foreign publicly regulated major stock exchange during a ten (10) Business Day period commencing five (5) Business Days prior to the final day of the Lock-up Period, multiplied by the number of LV Shares corresponding to complete conversion of the initial amount of the Note, according to its terms and conditions. For purposes of determining the market value of the LV Shares in USD, the buying rate of USD for EUR of a major, recognised commercial bank in Amsterdam on the final day of the Lock-up Period shall be applied.

              The limitations in this Section 5.3 shall not apply to breach of the warranties and representations in Sections 4.1.1, 4.1.2, 4.1.4, 4.1.5 and 4.1.7, for which the limit shall be the Purchase Price. For the avoidance of any doubt, it is explicitly agreed that the Sellers maximum aggregate liability under this Agreement is limited to an amount equal to the Purchase Price.

5.4 For the avoidance of any doubt, it is explicitly agreed that the Sellers and the Purchaser shall bear their own respective costs, expenses and other liabilities, including, without limitation, for Tax, that may directly or indirectly be levied, in connection with the transaction contemplated by this Agreement.

5.5 The Purchaser shall not be entitled to any compensation for any misrepresentation or breach of warranties or representations under this Agreement unless and until:

(i) the aggregate amount of all claims exceeds SEK 125,000,000, in which event the Sellers shall be liable for the aggregate amount of all claims, subject to
                         Section 5.5 (ii) below; and

(ii) the amount of any individual claim included in the above aggregate amount of SEK 125,000,000 exceeds SEK 5,000,000, or if related to a claim from a Subscriber or Property Owner SEK 900,000.

              The thresholds in sub-clauses (i) and (ii) above shall not apply to claims raised for breach of the Sellers' representations and warranties with respect to liability for social security charges resulting from the issuance of the Convertible Debentures and the Warrants to employees, as set forth in Section 4.3.2. Such claims shall not be included in the calculation of the aggregate amount of claims under sub-clause (i) above.

5.6 Without prejudice to Section 5.8 (i) below the Purchaser shall not be entitled to bring any claim against the Sellers for any misrepresentation or breach of any warranties or representations under this Agreement unless a notice in writing of any such claim has been given by the Purchaser to the Sellers as soon as reasonably practicable but in no event later than forty-five (45) days after the date when the Purchaser becomes aware, or reasonably ought to become aware, of any circumstance giving rise to a claim. The written notice shall be accompanied by reasonable particulars thereof specifying the nature of the misrepresentation or breach giving rise to the claim and, so far as practicable, the amount claimed in respect thereof.

              The Purchaser's right to claim for misrepresentation or breach of warranties and representations shall be exercised prior to the expiry of the twelve (12) month period immediately following the Closing Date, on which date the Sellers liability hereunder shall expire, provided, however, that (i) the warranties in Sections 4.1.1, 4.1.2, 4.1.4, 4.1.5 and 4.1.7 shall be valid for a period of five (5) years after the Closing Date and (ii) the warranty in
              Article 4.3.2 shall be valid until three (3) months after the date the Taxes in question have been finally and irrevocably determined, however not longer than eighteen (18) months from the Closing Date.

              Prior to the expiry of the eighteen (18) month period immediately following the Closing Date, the Purchaser shall have the right to perform, at EQT's reasonable expense, by means of independent experts an audit of the Tax matters relative to the Group Members for such past and current period as is open for reassessment by the tax authorities. If any potential Tax liability is identified, the Purchaser shall notify EQT thereof. EQT shall have the option of indemnifying the Purchaser in respect thereof in accordance with the terms of this Agreement. To the extent that EQT declines to do so, the Purchaser may report the issue to the tax authorities prior to the expiry of the eighteen (18) month period. EQT shall in accordance with the terms of this Agreement indemnify the Purchaser against the ultimate Tax liability resulting from such action.

5.7 The Purchaser shall not be entitled to make claims for misrepresentation or breach of warranties or representations in respect of facts and circumstances set forth in or derived from this Agreement, any Exhibits hereto, the Management Presentation and the Preliminary Offering Circular, as well as all written disclosures, documents and other written information supplied to the Purchaser or any of its advisers and all information contained in the Data Room and as specifically referred to in the Data Room Index, provided that such facts, circumstances, disclosures and information are true and correct as of the Closing Date. Facts and circumstances set forth in any Exhibit hereto as a disclosure made with respect to any of the Sellers' representations or warranties given herein shall be deemed to have been disclosed also with respect to all other representations and warranties given by the Sellers herein.

5.8 Upon the Purchaser becoming aware of any third party claim, action or demand, or any matter likely to give rise to any of these, in respect of the warranties or representations under this Agreement for which the Sellers may be liable, the Purchaser shall, or shall procure that the Group Members shall

(i) as soon as reasonably practicable, but in no event later than forty-five (45) days after the date it appeared to the Purchaser or any of the Group Members that the Sellers are or may become liable under the warranties or representations under this Agreement, give written notice thereof to the Sellers;

(ii) not make any admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication, without obtaining the prior written consent of the Sellers;

(iii) take such action as the Sellers may reasonably request to avoid dispute, or resist, appeal, compromise or defend a claim, with the provison, however, that the Purchaser shall not, and shall procure that the Group Members shall not, accept or pay or compromise or make any submission in respect of such claim, without the Sellers' prior consent thereto;

(iv) give the Sellers, or the Sellers' duly authorised representatives, reasonable access to the personnel of the Purchaser and the Group Members, and to any relevant premises, accounts, documents and records within their respective power, and allow the Sellers and the Sellers' duly authorised representatives to take copies and photocopies thereof, all to enable the Sellers, or the Sellers' duly authorised representatives, to examine the grounds for and merits of such claim;

(v) at the request of the Sellers, allow the Sellers to handle any negotiation, dispute or litigation relating thereto with any third party and grant the Sellers all authorisations and all assistance as the Sellers may reasonably require to enable the Sellers to defend any claim and to properly conduct any litigation resulting therefrom. Notwithstanding the foregoing, the Sellers shall have no obligation to satisfy a claim with respect to any taxation matter, before the Purchaser or any of the Group Members, as the case may be, is obliged to make payment to the relevant tax authority; and

(vi) take all reasonable action to mitigate any loss suffered by it or any of the Group Members in respect of which a claim could be made under the warranties and representations under this Agreement.

              When pursuant to the foregoing any of the Sellers' consent is required or the Sellers may require certain action to be taken, then the Sellers shall respond to the Purchaser's request therefor within thirty (30) days or such shorter time as may reasonably be required due to the time limits the Purchaser has to adhere to in relation to third parties. If the Sellers fail to do so, the Purchaser may proceed as the Purchaser reasonably deems fit, and the Sellers shall be deemed to have accepted the Purchaser's reasonable actions or omissions in such regard.

5.9 The Purchaser shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of any individual breach of the warranties or representations under this Agreement.

5.10 The Sellers shall not be liable for any misrepresentation or breach of warranty or representation under this Agreement to the extent that the subject of the claim has been or is made good or is otherwise compensated.

5.11 If, in respect of any matter which would give rise to a misrepresentation or breach of any warranty or representation under this Agreement, the Purchaser or any of the Group Members is entitled to claim under any policy of insurance, then no such matter shall be the subject of a claim under the warranties or representations under this Agreement, unless and until the Purchaser or the Group Members shall have made a claim against its insurers, and any amount recovered under any such insurance policy, less the increase in the insurance premiums or loss of insurance bonuses (if any) directly and exclusively caused by a claim against the insurance company as a direct result of a misrepresentation or a breach of any warranty or representation, shall then reduce any claims for misrepresentation or breach of any warranty or representation under this Agreement accordingly.

5.12 In addition to what is otherwise expressed in this Agreement, no claim for any misrepresentation or breach of any warranty or representation under this Agreement shall be brought by the Purchaser against the Sellers, if and to the extent that any such claim occurs as a result of any legislation not in force or any practice of any authorities deviating from or not being an established practice at the date hereof, or which takes effect retrospectively, or occurs as a result of any increase in the rate of tax in force at the date hereof or any change in the practice of the relevant tax authorities. For the avoidance of doubt, any practice relating to the period after the Closing, merely confirming the contents of a statute in force before the Closing, shall be deemed to be an established practice as of the date hereof.

5.13 No matter shall be the subject of a claim for any misrepresentation or breach of warranties and representations under this Agreement to the extent that allowance, provision or reserve has been made for such matter in the Financial Statements, or has been otherwise taken account of or reflected in the Financial Statements.

5.14 The Sellers make no warranties or representations other than those expressly set forth in this Agreement and shall not be liable in respect of any warranty, representation, liability under any statute (including but not limited to the Swedish Sale of Goods Act (Sw: koplagen 1990:931) as amended) or legal principle or otherwise arising out of, or in connection with, the transactions hereunder, except where the same is expressly contained in this Agreement and the Purchaser confirms that it has not relied on any warranty, representation or liability under any statute (including but not limited to the Swedish Sale of Goods Act as amended) or legal principle which is not expressly contained in this Agreement.

5.15 The remedies provided to the Purchaser in this Agreement shall be exclusive and hence it is specifically agreed that no remedy whatsoever under the Swedish Sale of Goods Act (as amended) or under any other statute or legal principle, including (but not limited to) rescission of this Agreement, except for the right to interest under the Interest Act (Sw. Rantelag), shall be available to the Purchaser. The foregoing shall not apply in respect of a breach of the warranties and representations in Sections 4.1.1, 4.1.2, 4.1.4, 4.1.5 and 4.1.7.

5.16 In case of a breach of the warranty in Section 4.2.6 a specific remedy shall apply in the form of a reduction of the Purchase Price calculated as follows:

(i) if the number of Connected Homes is inferior to 240,000 by more than two (2) percent, [the total Purchase Price reduction] shall be equal to [the difference between the actual number of Connected Homes and 240,000] multiplied by [the Purchase Price divided by 240,000].

(ii) if the actual number of Subscribers as of 30 June 1999 was inferior to 137,000 by more than two (2) per cent, [the total Purchase Price reduction] shall be equal to [the difference between the actual number of Subscribers and 137,000] multiplied by [the Purchase Price divided by 137,000].

              Sections 5.3 and 5.5 shall not apply to the remedy under this
Section 5.16.

6.
settlement of claims and escrow arrangement

6.1 As from the Closing Date, the Note in the amount of USD 100 million shall be deposited in the Escrow Account in accordance with Section 2.4 (ii). When the Note is converted into cash, listed common shares of the Issuer with a nominal value of EUR
               0.30 and/or LV Shares, or when any shares or LV Shares have been converted into cash, then such cash or shares (as the case may be) shall in lieu of the converted Note or the sold shares, subject to the provisions of this Section 6, be delivered to the Escrow Account to be held by the Escrow Agent on the Escrow Account in accordance with the terms and conditions of the Escrow Agreement.

6.2 Without prejudice to any of the provisions of Section 5, any settlement made by the Sellers in respect of any claim shall be in the form of a reduction of the Purchase Price, paid from the Escrow Account. The Sellers shall be entitled to settle a claim with LV Shares in case settlement shall occur during the Lock-up Period or with a set-off against the Note, in case the conversion of the Note has not been completed on the date of settlement. Otherwise, settlement shall be made in cash and/or in common shares, if any.

              In case of settlement with LV Shares, the value of the LV Shares transferred by EQT to the Purchaser shall for purposes of this section be the average of the closing share price of the LV Shares as listed on the AEX or any other foreign publicly regulated major stock exchange during ten (10) days of trading immediately prior to the date of settlement. The foregoing shall apply equally, mutatis mutandis, in case of settlement with common shares, if any, in the Escrow Account.

6.3            If the Purchaser has asserted a claim in accordance with Section
               5.6 for a misrepresentation or breach of warranties or representations by delivering a written notice to the Sellers and the Sellers do not dispute such claim, the parties shall jointly instruct the Escrow Agent to pay, set-off or transfer the number of LV Shares corresponding to the amount of such claim to the Purchaser. Insofar as the amount in the Escrow Account shall not suffice for such purpose due to a claim for a breach of the warranties and representations in Sections 4.1.1, 4.1.2, 4.1.4,
               4.1.5 and 4.1.7, EQT shall promptly pay the difference.

              In case settlement due to a claim raised within the twelve (12) month period immediately following the Closing Date occurs prior to the final day of the Lock-up Period, the Sellers shall not be obliged to settle an amount exceeding the Second Step-Down Cap reduced by any amounts previously settled (excluding settlement of breach of the warranties and representations in Sections 4.1.1, 4.1.2, 4.1.4, 4.1.5 and 4.1.7). The remaining settlement amount, if any, shall be paid immediately after the relevant cap has been calculated in accordance with the terms of Section 5.3.

6.4 If there shall arise any dispute regarding a misrepresentation or breach of warranties or representations, or the amount by which the Purchase Price shall be reduced, such dispute shall be resolved and finally determined by arbitration pursuant to
               Section 20 below or by other agreed means. Upon the final resolution and determination of such dispute the Escrow Agent shall pay, set-off or transfer the number of LV Shares corresponding to the amount to which the Purchaser is entitled pursuant to such final resolution, to the Purchaser from the Escrow Account. Insofar as the amount in the Escrow Account shall not suffice for such purpose due to a claim for a breach of the warranties and representations in Sections 4.1.1, 4.1.2, 4.1.4,
               4.1.5 and 4.1.7, EQT shall promptly pay the difference.

              In case settlement due to a claim raised within the twelve (12) month period immediately following the Closing Date occurs prior to the final day of the Lock-up Period, the Sellers shall not be obliged to settle an amount exceeding the Second Step-Down Cap reduced by any amounts previously settled (excluding settlement of breach of the warranties and representations in Sections 4.1.1, 4.1.2, 4.1.4, 4.1.5 and 4.1.7). The remaining settlement amount, if any, shall be paid immediately after the relevant cap has been calculated in accordance with the terms of Section 5.3.

6.5 Provided that it occurs during the twelve (12) month period immediately following the Closing Date, the Purchaser and the Sellers shall on the first Business Day following the final day of the Lock-up Period jointly instruct the Escrow Agent to release, where applicable, any amounts or shares in the Escrow Account exceeding the amount of the First Step-Down Cap or the Second Step-Down Cap, as the case may be, reduced by any amounts previously settled from the Escrow Account, subject to the provisions of Section 6.6.

              On the anniversary of the Closing Date, the Purchaser and the Sellers shall jointly instruct the Escrow Agent to release any amounts or shares in the Escrow Account exceeding the amount of the Final Cap reduced by any amounts previously settled from the Escrow Account, subject to the provisions of Section 6.6.
              If, on the date of expiry of the eighteen (18) month period immediately following the Closing, there shall be any amounts or shares remaining in the Escrow Account after payment by the Escrow Agent to the Purchaser of the amounts to which the Purchaser is entitled pursuant to Section 6.3 and 6.4 above, the parties shall jointly instruct the Escrow Agent to immediately pay all such remaining amounts or shares, together with accrued interest thereon, to the Sellers, subject to the provisions of Section 6.6.

6.6 If, on the date of expiry of the twelve (12) month period immediately following the Closing Date or on the date of expiry of the eighteen (18) month period immediately following the Closing Date as set forth in Section 6.5 above, there are any outstanding claims (whether arbitration proceedings are pending pursuant to Section 20 below or not) with respect to any actual or alleged misrepresentation or breach of warranties or representations or the amount of reduction in the Purchase Price to which the Purchaser is entitled under Section 6.3 and 6.4 above, the Purchaser and the Sellers shall promptly and jointly instruct the Escrow Agent to immediately pay to the Sellers the positive difference, if any, between the amounts or shares on deposit in the Escrow Account releasable under Section 6.5 above and the amount reasonably deemed by the Sellers and the Purchaser, acting in good faith, as sufficient to satisfy its claim(s). Upon the final resolution of such claim(s), the Escrow Agent shall pay (A) to the Purchaser from the Escrow Account the amount or the shares, if any, that the Purchaser is entitled to pursuant to such final resolution, and (B) to the Sellers such redundant amounts or shares remaining on deposit in the Escrow Account (after payment to the Purchaser of the amount referred to in clause (A) above), together with interest accrued thereon.

7.       WARRANTIES and representations of the purchaser

              The Purchaser hereby represents and warrants to the Sellers on the date hereof and on the Closing Date that:

7.1      Power and Authority of the Purchaser

              The Purchaser is a corporation duly organised and validly existing under the laws of the Netherlands. The Purchaser has and will have the corporate power and authority to make, execute, deliver and perform all of its obligations under this Agreement, and this Agreement has been duly authorized and approved by all required corporate action of the Purchaser. This Agreement constitutes and will constitute a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

7.2      No Violation of Laws and Regulations

              Assuming that the Purchaser's conditions precedent set forth in
              Section 9.1 are fulfilled, the execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby will not:

(i) violate any provisions of the Articles of Associations or other similar organizational document of the Purchaser;

(ii) violate any statute, rule, regulation, order or decree of any public body or authority by which the Purchaser or any of its properties or assets is bound; and

(iii) result in a violation or breach of, constitute a default under, or give rise to a right of termination or acceleration of the performance required by any license, permit, agreement or other instrument to which the Purchaser is a party, or by which the Purchaser or any of its properties or assets is bound, excluding from the foregoing clauses (i) through (iii) violations, breaches or defaults which, either individually or in the aggregate, would not prevent the Purchaser from performing its obligations under this Agreement or consummation of the transactions contemplated by this Agreement.

7.3      The Note and shares in the Issuer

7.3.1 The Note is legally and validly issued, fully paid and enforceable in accordance with its terms. EQT will acquire good and legal title to the Note subject to no liens, encumbrances or rights of third parties of any kind other than under the terms of this Agreement.

7.3.2 The shares into which the Note may be converted are, at the time of each conversion, legally and validly issued, fully paid and free and clear of any lien, encumbrance, pre-emptive right or other restriction whatsoever and are listed on the AEX or any other foreign publicly regulated major stock exchange. The Issuer will adhere to all rules and regulations of the stock exchange where the shares are listed. The Issuer has good and transferable title to such shares and has the absolute right, power and capacity to issue, sell, assign and deliver such shares to EQT in accordance with the terms of this Agreement.

7.4      Financing

              The Purchaser will on the Closing Date have sufficient cash, available lines of credit or other sources of immediately available funds to enable the Purchaser to make all payments it may be required to make hereunder.

8.
Indemnity

              In case of a breach of any of the Purchaser's warranties and representations, the Sellers shall have the remedies available under Swedish law. Notwithstanding the Purchaser's obligation to pay the Purchase Price, the Purchaser's aggregate liability for breach of this Agreement shall not exceed an amount equalling the Purchase Price.

              If Closing occurs, the Purchaser undertakes to indemnify and hold harmless EQT against any and all loss, damage or costs suffered or incurred by EQT as a result of its undertaking against Nordbanken AB (publ.) to inject capital in the amount of SEK 50 million into the Company under certain circumstances, as set forth in a letter from Nordbanken AB (publ.) to EQT, dated 30 June 1999.

9.       CLOSING CONDITIONS

9.1 Conditions precedent to the Purchaser's obligation to purchase the Shares and the Instruments

              The obligation of the Purchaser to purchase the Shares and the Instruments is subject to the fulfilment or waiver by the Purchaser prior to or on the Closing of the following conditions:

9.1.1 The Sellers and the Purchaser, respectively, shall have obtained all regulatory approvals and authorisations required to be obtained by the Sellers or the Purchaser, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including all approvals of antitrust or merger control authorities in all relevant jurisdictions (or, to the extent such antitrust approval is not required, all required antitrust filings or notices shall have been duly made).

9.1.2 The Purchaser shall have received a written confirmation from Nordbanken AB (publ.), whereby Nordbanken AB (publ.) waives its right to claim breach of the financial covenants and/or change of control provisions in a loan agreement between the Company and Nordbanken AB (publ.), dated December 1998, for a period of sixty
              (60) days following the Closing Date.

9.1.3 The Purchaser shall have received a letter from Investor AB regarding co-investment and non-competition, reasonably satisfactory to the Purchaser.

9.1.4 All of the representations, warranties and covenants of the Sellers contained in this Agreement are true and accurate in all material respects, not only as of the Agreement Date but also as of the Closing Date with the same force and effect as if made at and as of the Closing Date, or Sellers shall have remedied any material deviations.

9.2 Conditions precedent to the Sellers' obligation to sell the Shares and the Instruments

              The obligation of the Sellers to sell the Shares and the Instruments is subject to the fulfilment or waiver by the Sellers prior to or on the Closing of the following conditions:

9.2.1 The Sellers and the Purchaser, respectively, shall have obtained all regulatory approvals and authorisations required to be obtained by the Sellers or the Purchaser, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including all approvals of antitrust or merger control authorities in all relevant jurisdictions (or, to the extent such antitrust approval is not required, all required antitrust filings or notices shall have been duly made).

9.2.2 The Purchaser has released all the guarantees granted by EQT for the benefit of the Company or any of the Subsidiaries, as listed in Exhibit 3.2 (b) effective as of the Closing Date.

9.2.3 The Sellers shall have obtained a legal opinion on the Note, reasonably satisfactory to the Sellers, from a well-reputed legal counsel engaged by the Purchaser, substantially in the form attached hereto as Exhibit 9.2.3.

9.2.4 The Sellers shall have obtained a legal opinion on the due authorisation of the Purchaser to execute this Agreement, reasonably satisfactory to the Sellers, from a well-reputed legal counsel engaged by the Purchaser.

9.2.5 All of the representations, warranties and covenants of the Purchaser contained in this Agreement are true and accurate in all material respects, not only as of the Agreement Date but also as of the Closing Date with the same force and effect as if made at and as of the Closing Date, or the Purchaser shall have remedied any material deviations.

9.3 Each party agrees to use its best efforts to cause the conditions precedent to its own obligations to be fulfilled.

10.      co-investment right and non-competition

              The Purchaser is planning to make an investment in the cable-TV assets of the merged company between Telia AB and Telenor A/S. EQT and the Purchaser have agreed that, provided that such investment shall in fact be realised before the second anniversary of the Closing Date, EQT shall have a right, but not an obligation, to acquire 20 % of such investment in the form of shares or other securities in the merged company between Telia AB and Telenor A/S, as the case may be, from the Purchaser, for a consideration corresponding to 20 % of the purchase price paid by the Purchaser for the total investment and otherwise on the same terms and conditions as the Purchaser made the total investment. EQT is entitled to assign its rights hereunder (in whole or in part) to Investor AB or the other Sellers.

              EQT, but not the other Sellers, hereby agrees that, for a period of two (2) years from the Closing Date, it will not be involved or invest in any cable TV business in Sweden which is competitive with the cable TV business currently conducted by any of the Group Members, and will not be involved or invest in any cable TV business or assets, directly or indirectly conducted or owned by Telia AB or the merged company between Telia AB and Telenor A/S, except as provided for in this Agreement.

11.      CONFIDENTIALITY

              The Sellers and EQT for themselves and any affiliated entities undertake up to and including the second anniversary of the Closing Date to maintain in strict confidence and not to disclose any confidential information which is a business or trade secret in any of the Group Member's business as of the Closing Date. The non-disclosure obligation shall not, however, apply to any information which:
(i)      was generally available to the public;
(ii) has become - through no act or failure of the Sellers - public information or generally available to the public; or which
(iii) is disclosed pursuant to applicable law or called for by the requirements of any Stock Exchange.

12.
non-solicitation

              EQT, but not the other Sellers, hereby unconditionally and irrevocably agrees that, for a period of two (2) years from the Closing Date, it will refrain from, directly or indirectly, soliciting to employ any members of the Management on its own behalf or on behalf of other parties.

13.      MISCELLANEOUS

              This Agreement supersedes any prior oral or written agreement between the parties and any undertaking or warranty of any kind with respect to all matters referred to herein.

14.      NOTICES

              All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or sent by certified mail (postage prepaid) or by facsimile with confirmation by certified mail (postage prepaid), addressed as follows:
7
If to the Sellers:
                     EQT Scandinavia Limited
                     PO Box 626
                     National Westminster House
                     Le Truchot
                     St Peter Port
                     Guernsey GY1 4PW
                     Channel Islands

                     Attention:    David Jeffreys
                     Facsimile:    +44-1481-728 493

              With copies to:
              (i)    Mannheimer Swartling Advokatbyra AB
                     Norrmalmstorg 4
                     Box 1711
                     111 87 Stockholm, Sweden

                     Attention:    Martin Ericsson, Esq.
                     Facsimile:    +46-8-613 55 01

 If to the Purchaser:
                     United Pan-Europe Communications N.V.
                     PO Box 747 63
                     1070 BT Amsterdam
                     The Netherlands

                     Attention:    the Managing Director
                     Facsimile:    +31-20-778 98 81

              or to such other address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given. Any notice, request or other communication hereunder shall be deemed to be received (i) if made by registered mail, postage prepaid and return receipt requested, on the date of receipt thereof; and (ii) if made by facsimile, on the date of receipt of such facsimile as evidenced by the receipt issued by the sender's fax machine, unless the sender failed to send a confirmation and copy of such notice, request or other communication by registered mail, postage prepaid and return receipt requested no later than the Business Day next succeeding the date on which such facsimile has been sent, in which case such notice, request or other communication shall be deemed to be received on the date of the receipt thereof by registered mail, postage prepaid and return receipt requested. The provision of copies is for convenience only and shall not be deemed to be a condition for the effectiveness of any notices.

15.
ASSIGNMENT

              This Agreement and the rights and obligations specified herein shall be binding upon and inure to the benefit of the parties and may not be assigned by any party without the prior written consent of the other party, except for a right for the Purchaser to assign this Agreement to any of its wholly-owned subsidiaries. In the event the Purchaser assigns this Agreement to such a wholly-owned subsidiary, the Purchaser shall remain as guarantor for the fulfilment of all the Purchaser's obligations under this Agreement. For the avoidance of doubt, the Purchaser shall not have the right to assign its rights and obligations under this Agreement in its capacity as the Issuer.

16.      Expenses

              Whether or not the Closing is consummated, except as otherwise provided in this Agreement, each of the parties will pay all of its own legal and accounting fees and other expenses, including broker's or finder's fees, incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

17.      Waiver

              The parties hereto may by written agreement (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties hereto or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

18.
publicity

              The parties shall jointly inform the employees of the Group and discuss the release of Stock Exchange information and any other disclosure concerning the transaction regulated herein as well as public relations actions to be taken subsequent to the Agreement Date. The parties are not allowed to disclose information regarding this Agreement to third parties, unless explicitly agreed between the parties.

19. sellers' primary and secondary liability, attorney in fact and process agent

19.1 Any claim for misrepresentation, breach of warranties or representations contained herein or any other breach of the provisions in this Agreement made by the Purchaser, shall be brought, and any proceedings initiated by the Purchaser shall be held against EQT exclusively. EQT has the primary liability for breach of this Agreement and no claims may be raised or proceedings initiated for breach of this Agreement against any other Sellers unless and until EQT has been found insolvent, bankrupt, under liquidation, otherwise financially unable to fulfil its obligations or has failed to comply with its obligations under a final arbitration award, not subject to appeal, or other final determination as agreed between the parties, within thirty (30) days from the date of that award or determination. For purposes hereof, all other Sellers also hereby agree to be bound by such final award or determination.

19.2 In the event that the Purchaser notifies or makes a claim under this Agreement the Sellers agree and the Purchaser acknowledges that such claim shall be dealt with by EQT on behalf of the Sellers as their appointed attorney in fact and that EQT shall be entitled to bind the Sellers for the purposes of pursuing, agreeing or disputing a claim and that EQT is irrevocably authorised to represent Sellers for purposes of any legal proceedings, including any proceedings pursuant to Section 20. The amount of any claim which is agreed or determined by the tribunal under Section 20 to be paid by EQT or the Sellers, as the case may be, shall be paid by EQT or the Sellers to the Purchaser within 10 Business Days of the date of agreement or determination of the claim and in the event it is not so paid the Purchaser shall be entitled to demand the amount of the claim so agreed or determined from all or any of the Sellers.

19.3 The Sellers hereby irrevocably appoint as their agent for purposes of service of process in all matters under this Agreement Mannheimer Swartling Advokatbyra, attention of Martin Ericsson, at the address set forth in Section 14.

20.      DISPUTES AND GOVERNING LAW

20.1 Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity hereof, shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators. The place of arbitration including the making of the award shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English.

20.2 The arbitration proceedings shall be confidential and the arbitral tribunal shall issue appropriate protective orders to safeguard each party's confidential information. Except as required by law, no party shall make (or instruct the arbitral tribunal to make) any public announcement with respect to the proceedings or decision of the arbitral tribunal without the prior written consent of the other party. The existence of any dispute submitted to arbitration, and the award of the arbitral tribunal, shall be kept in confidence by the parties and the arbitral tribunal, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

20.3 This Agreement, including the above arbitration agreement, shall be governed by and construed in accordance with the substantive laws of Sweden.

                                -----------------

IN WITNESS WHEREOF, the Sellers and the Purchaser have executed this Agreement on the day and year first above written to be effective as and from that day:


EQT SCANDINAVIA LIMITED                             UNITED PAN-EUROPE
For itself and on behalf of                         COMMUNICATIONS N.V.
the Shareholders, the Warrant Holders
and the Convertible Debenture Holders


    /s/ Eva Hagg                                        /s/
By: Eva Hagg                                        By:
      as of Power of Attorney